Exhibit 10.2
AMENDMENT TO ASSET PURCHASE AGREEMENT
     This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is hereby made and entered into as of February 28, 2007 by and among Global Employment Holdings, Inc., a Delaware corporation (the “Buyer”), Career Blazers Personnel Services, Inc., a New York corporation, Career Blazers Contingency Professionals, Inc., a New York corporation, and Career Blazers Personnel Services of Washington, D.C., Inc., a District of Columbia corporation (each of such corporations, a “Seller Constituent”; collectively, the “Seller”), and CapeSuccess LLC, a Delaware limited liability company (the “Seller Parent”).
     WHEREAS, the Buyer, the Seller and the Seller Parent previously entered into that certain Asset Purchase Agreement dated as of December 29, 2006 (the “Original Agreement”), pursuant to which the Seller agreed to sell to the Buyer and the Buyer agreed to purchase substantially all of the property, assets and Business, and to assume certain obligations and liabilities of the Seller, all upon terms and subject to the conditions set forth in the Original Agreement; and
     WHEREAS, the Buyer, the Seller and the Seller Parent have agreed to amend certain sections of the Original Agreement in accordance with this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer, the Seller and the Seller Parent hereby agree as follows:
     SECTION 1. Amendments.
     The Original Agreement shall be amended by:
     (A) deleting the definition of “Net Working Capital” set forth in Section 1 of the Original Agreement in its entirety and substituting therefore the following:
     (B) adding as a new defined term to Section 1 of the Original Agreement, the following:
     ““Severance Obligation” means the severance obligation payable to the Seller’s Vice President Perm New York (“Designated Employee”) pursuant to the employment agreement by and between Designated Employee and Seller in effect as of the Closing if Designated Employee’s employment is terminated by the Buyer within 180 days of the Closing.”
     ““Net Working Capital” means (a) the amount of the consolidated current assets of the Seller included in the Transferred Assets, minus (b) the amount of the consolidated current liabilities of the Seller included in the Assumed Liabilities, all as determined in accordance with GAAP. The calculation of Net Working Capital shall be made in a manner consistent with the treatment of the items listed on Exhibit C. To the extent the Seller, on or prior to Closing, makes any payment for current liabilities accrued in the ordinary course of business that would otherwise be reflected as a current liability in the calculation of Net Working Capital, such satisfied current liability shall not be included in the calculation of Net Working Capital as provided for herein.

     (C) deleting Section 2.3 of the Original Agreement in its entirety and substituting therefore the following:
     “Agreement to Assign and Assume Liabilities. At the Closing, on and subject to the terms and conditions set forth in this Agreement, the Buyer agrees to assume to the extent arising from and related to the Business and the Transferred Assets all the Liabilities of the Seller, including but not limited to the Severance Obligation, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).”
     (D) deleting from Section 2.8 of the Original Agreement the phrase “One Million Three Hundred Fifty Thousand Dollars ($1,350,000)” and substituting therefore the phrase “One Million Five Hundred Twenty-Five Thousand Dollars ($1,525,000)”.
     (E) deleting Section 2.10(d) of the Original Agreement in its entirety and substituting therefore the following:
     “(d) Within ninety (90) days after the Closing Date, the Buyer shall provide the Seller a proposed allocation of the Purchase Price among the Assets acquired by the Buyer. Such allocation is intended to comply with the requirements of Section 1060 of the Code. Within fifteen (15) days of the Seller’s receipt of the Buyer’s proposed allocation of the Purchase Price among the Assets acquired by the Buyer, the Buyer and the Seller shall mutually agree on a final allocation of the Purchase Price among the Assets acquired by the Buyer. The Seller and the Buyer shall deliver within one hundred twenty (120) days after the Closing Date and shall file Form 8594 with their respective Tax Returns consistent with such final allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2.10(d). The parties shall not take any action or position inconsistent with the obligations set forth in this Agreement. The Seller agrees to indemnify and hold the Buyer and its Affiliates harmless and the Buyer hereby agrees to indemnify and hold the Seller harmless, from and against any and all losses, liabilities and expenses (including additional income taxes and reasonable fees and disbursements of counsel) that may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Transferred Assets acquired by the Buyer hereunder as required by applicable Laws.”
     (F) adding the following sentence to the end of Section 3.1:
“The Closing shall be deemed effective as of 12:01 am, New York time, on February 26, 2007, notwithstanding the actual date of the Closing Date.”

     (G) deleting Section 12.1(a) of the Original Agreement in its entirety and substituting therefore the following:
     “(a) The Seller shall indemnify and defend the Buyer, its Affiliates and each of their shareholders, directors, officers, employees, agents and advisors (collectively, the “Buyer Indemnified Parties”) and hold the Buyer Indemnified Parties harmless from and with respect to any and all Adverse Consequences incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy on the part of the Seller of any of its representations or warranties contained in this Agreement; (ii) any breach, default or lack of performance on the part of the Seller of any of its agreements or covenants contained in this Agreement or in any instrument of transfer delivered by the Seller hereunder; (iii) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made by any Person with the Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby; (iv) any Excluded Liability, or (v) the Severance Obligation.
     (H) deleting Section 12.7 of the Original Agreement in its entirety and substituting therefore the following:
     “12.7 Adverse Consequences Limitation. In no event shall the aggregate of the Seller’s liability for indemnification claims under clauses a(i) or a(ii) of Section 12.1 on the one hand and the Buyer’s liability for indemnification under clauses (a)(i) or (a)(ii) o Section 12.2 on the other hand exceed One Million Three Hundred Fifty Thousand Dollars ($1,350,000); provided, however, this limitation shall not apply to any claims for Adverse Consequences recoverable from a claim based on fraud or intentional misconduct or any breach of Sections 4.5, 4.6, 4.10 or 4.19 or a claim under Section 12.1(a)(iii) and (iv) or 12.2(a)(iii) and (iv), in each case which Adverse Consequences shall be recoverable or payable to the extent of all such Adverse Consequences. Further, in no event shall the aggregate of the Seller’s liability for indemnification claims under clause (a)(v) of Section 12.1 exceed One Hundred Seventy-Five Thousand Dollars ($175,000).
     (I) deleting Section 12.8 of the Original Agreement in its entirety and substituting therefore the following:
     “12.8 Indemnity Escrow. Subject to the other provisions of this Article 12, (i) the Buyer may give notice of a claim for indemnification under this Article 12 pursuant to the Indemnity Escrow Agreement and (ii) neither the exercise of such right by the Buyer nor the failure to give a notice of a claim under the Indemnity Escrow Agreement will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies hereunder that may be available to it.
     (a) (i) If Designated Employee ceases to be employed by the Buyer during the first one hundred eighty (180) days following the Closing Date, but is not entitled to receive the Severance Obligation, a portion of the Indemnity Escrow Amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000) shall be paid to the

Seller under the terms of the Indemnity Escrow Agreement. (ii) If Designated Employee continues to be employed by the Buyer on the date which is one hundred eighty (180) days following the Closing Date, a portion of the Indemnity Escrow Amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000) shall be paid to the Seller under the terms of the Indemnity Escrow Agreement. (iii) If Designated Employee ceased to be employed by the Buyer during the one hundred eighty (180) days following the Closing Date, and Designated Employee claims that she is entitled to payments of the Severance Obligation upon the final resolution of any such claim, payment of any amounts expended by the Buyer with respect to such resolution up to One Hundred Seventy-Five Thousand Dollars ($175,000) shall be paid from the Indemnity Escrow to the Buyer under the terms of the Indemnity Escrow Agreement and the difference between any such amount paid to the Buyer and One Hundred Seventy-Five Thousand Dollars ($175,000) shall be paid from the Indemnity Escrow to the Seller.
     (b) On December 1, 2007, a portion of the Indemnity Escrow Amount equal to Four Hundred Fifty Thousand Dollars ($450,000) less the sum of (i) the aggregate amount of any claims paid to the Buyer under the Indemnity Escrow Agreement and (ii) the aggregate amount of any claims for indemnification hereunder for which notice has been given under Section 12.3, shall be paid to the Seller under the terms of the Indemnity Escrow Agreement.
     (c) On the date which is fifteen months after the Closing Date any funds which continue to be held under the Indemnity Escrow Agreement less the aggregate amount of any claims for indemnification hereunder for which notice has been given under Section 12.3 shall be paid to the Seller under the terms of the Indemnity Escrow Agreement.”
     SECTION 2. Defined Terms. All terms used herein, and not otherwise defined, shall have the same meaning as in the Original Agreement.
     SECTION 3. Modifications. Except as otherwise specifically modified by this Amendment, all other terms and provisions of the Original Agreement shall remain unmodified and in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Original Agreement, as modified hereby, or alter, waive, annul, vary, affect or impair any provision, condition or covenant contained therein or any rights, power or remedy therein.
     SECTION 4. Governing Law. The Laws of the State of New York will govern all questions concerning the relative rights of the parties hereto. The Laws of the State of New York also will govern the interpretation, construction, and enforcement of this Amendment and all transactions and agreements contemplated hereby, notwithstanding any jurisdiction’s conflict of law rules to the contrary.

     SECTION 5. Binding Nature of Agreement; Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer its rights or obligations under this Amendment without the prior written consent of the other parties hereto.
     SECTION 6. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Amendment shall become effective as of the date first above written.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

BUYER: GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ Howard Brill
	Name:	Howard Brill
	Title:	Chief Executive Officer and President

SELLER: CAREER BLAZERS PERSONNEL SERVICES, INC.
By:	/s/ Michael Roth
	Name:	Michael Roth
	Title:	Treasurer

CAREER BLAZERS CONTINGENCY PROFESSIONALS, INC.
By:	/s/ Michael Roth
	Name:	Michael Roth
	Title:	Treasurer

CAREER BLAZERS PERSONNEL SERVICES OF WASHINGTON, D.C., INC.
By:	/s/ Michael Roth
	Name:	Michael Roth
	Title:	Treasurer

SELLER PARENT: CAPESUCCESS LLC
By:	/s/ Michael Roth
	Name:	Michael Roth
	Title:	Treasurer

Signature page to Amendment to Asset Purchase Agreement